THE UNSECURED CONVERTIBLE PROMISSORY NOTE TO WHICH THIS AMENDMENT NO. 1 (THE “AMENDMENT NO.1”) TO UNSECURED CONVERTIBLE PROMISSORY NOTE RELATES (AS AMENDED BY THIS AMENDMENT NO. 1, THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

AMENDMENT NO. 1 TO UNSECURED CONVERTIBLE PROMISSORY NOTE

Dated as of March 12, 2024
Principal Amount: $1,079,044                         Denver, Colorado

XTI Aircraft Company, a Delaware corporation (the “Maker”), hereby amends its Unsecured Convertible Promissory Note, dated as of October 1, 2023 (the “Original Note”), effective as of the date hereof, to delete and replace Section 2 of the Original Note in its entirety with the following:

2. Conversion. In connection with the transactions contemplated pursuant to that certain Agreement and Plan of Merger, dated July 24, 2023 (as amended from time to time, the “Merger Agreement”) by and among Inpixon, Superfly Merger Sub Inc., a wholly-owned subsidiary of Inpixon, and the Maker, immediately prior to the Merger (as defined in the Merger Agreement), the entire principal and accrued interest amount of $1,097,000, except for $175,000, shall be converted into Shares at a conversion price of $0.309 which is comparable to the “2021 Convertible Notes” under the “Voluntary Convertible Note Conversion Agreement” as those terms are defined in the Maker’s Board Resolutions, dated March 11, 2024 (the Company Common Stock to be issued upon conversion of the Original Note), and the remaining $175,000 will be paid to Holder at “Closing” (as defined in the Merger Agreement). The Shares will automatically be converted into and become the right to receive Merger Consideration as determined pursuant to the Merger Agreement.

All of the other terms of the Original Note remain unchanged and in effect.

The effectiveness of this Amendment No. 1 to Unsecured Convertible Promissory Note is conditioned upon the effectiveness of the Second Amendment, dated March 12, 2024 (the “Second Amendment”), by and among Inpixon, Superfly Merger Sub Inc. (“Superfly”), and the Maker, to the Agreement and Plan of Merger, dated as of July 24, 2023 (as amended from time to time, the “Merger Agreement”), by and among Inpixon, Superfly and the Maker, and shall only take effect upon the effectiveness of the Second Amendment. No further amendment, change, supplement or update to the Merger Agreement shall be permitted without the prior written consent of the Holder.

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IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Amendment No. 1 to be duly executed by the undersigned as of the day and year first above written.

HOLDER	XTI AREOSPACE, INC.

/s/ David E. Brody	By: /s/ Scott Pomeroy________________
David E. Brody	Name: Scott Pomeroy
Title: Chief Executive Officer

[Signature Page – Amendment No. 1 to Promissory Note]